Exhibit 10.19

PROJECT ASSIGNMENT

This Project Assignment is issued under the Independent Contractor Services Agreement (“Original Agreement”) dated April 17, 2003, between Scientific Learning Corporation of Oakland, California (“SLc”) and Dr. Paula Tallal of New York, New York (“Contractor”).

Services to be performed:
Consulting services related to SLc’s customer relationships and research planning, specifically:
(1)	public speaking to the speech and language professional community and to the education community;
(2)	assisting with SLc’s relationship with private providers of Fast ForWord products; and
(3)	assisting with the relationship between the scientific community and SLc.

During the calendar year 2010, Contractor agrees to provide an aggregate of one half day per week, on average, for consulting activities under this Agreement.

Services will be performed on a schedule mutually agreed upon by SLc and Contractor.

Time Period during which Services will be performed:
The term of this contract will begin January 1, 2010 and end December 31, 2010, subject to termination as provided in Section 6a of the Agreement.

Fees for Services:
Fee will be based on the schedule below:
Monthly fee:	Commencing:	Ending:
$3,648	1/1/10	12/31/10

Expenses:
SLc will reimburse Contractor for reasonable business expenses incurred in connection with providing services requested by SLc, in accordance with SLc’s regular business expense reimbursement policies.

Note:   This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between SLc and Contractor.  Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed:	/s/ David Myers	/s/ Paula Tallal
	For Client Hiring Manager	For Contractor

Dated:	2/26/10	Feb. 15, 2010